Exhibit 10.6

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Registrant customarily and actually treats the information as private or confidential and the omitted information is not material. The Registrant agrees to furnish supplementally a copy of any omitted information to the SEC upon its request, however, the Registrant may request confidential treatment of omitted information. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of August 5, 2019 (“Effective Date”) between PROXIMA BETA PTE.LIMITED, a Singapore corporation with its registered office at 10 ANSON ROAD #21-07 INTERNATIONAL PLAZA, SINGAPORE (“Proxima”) and VNG Corporation, a Vietnamese company with its registered place of business located at 52 Nguyen Ngoc Loc Street, Ward 14, District 10, Ho Chi Minh City, Vietnam (“VNG”) and VNG Singapore PTE. LTD., a Singaporian company with its registered palce at 80 Raffles Place #25-01 UOB Plaza, Singapore 048624 (“VNG Singapore”). VNG and VNG Singapore hereinafter referred to collectively as the “Licensee”. Proxima and Licensee each will be referred to individually as a “Party,” and together as the “Parties”.

Background

•

Proxima is engaged in the business of developing and publishing video games and holds the publishing rights for the Game (defined below), and has the right to grant the licenses under the terms and conditions of this Agreement.

•

VNG desires to obtain from Proxima, and Proxima agrees to grant to VNG a license to publish the Game in the Territory under the terms and conditions of this Agreement on platforms other than Google Play and AppStore.

•

VNG Singapore desires to obtain from Proxima, and Proxima agrees to grant to VNG Singapore a license to publish the Game in the Territory under the terms and conditions of this Agreement on Google Play and AppStore.

Agreement

The Parties agrees as follows:

1.	Definitions

1.1	Defined Terms. As used in this Agreement, the following initially-capitalized terms have the meaning specified for such terms in this Section 1.1.

(i)

“Affiliate” of a Party means a person or entity that Controls, is Controlled by, or is under common Control with that party (but only for so long as Control exists), where “Control” of a person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management, operating policies, or assets of that person or entity, whether by way of ownership of more than 50% of its voting or equity securities or assets or by way of contract, management agreement, voting trust, or otherwise.

(ii)	“Approved” means a consent provided in writing from an authorized representative of Proxima or Licensee, as applicable.

(iii)	“Bug” means a bug, defect, error, flaw, fault, or other failure in the Game that meets one of the “Bug Definitions” set forth in the Bug Severity & Definitions table in Appendix B.

(iv)

“Business Day” means a day other than Saturday and Sunday or any other day that is a statutory holiday or on which business establishments and banking institutions are permitted to be closed in the People’s Republic of China, Singapore and the Territory.

(v)

“Change of Control” means: (a) any consolidation or merger of a Party with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of Party immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (b) any transaction or series of related transactions to which a Party is a party in which in excess of fifty percent (50%) of such Party’s voting power is transferred; or (c) a sale, lease or other disposition of all or substantially all of the assets of a Party, or a sale or exclusive license of all or substantially all of a Party’s Intellectual Property Rights.

(vi)

“Client Software” means the software program that may be purchased, licensed, or otherwise acquired and installed by potential End Users that permits an Internet-connected mobile device of an End User to access to and communicate with the Server Software for purposes of playing the Game.

(vii)	“Closed Beta Service” means a test of the Game operated by Licensee allowing only a limited number of external End Users. Appendix A sets forth further details of the Closed Beta Service.

(viii)	“Commercial Launch” of the Localized Game occurs when a version of the Localized Game is first made commercially available (with Purchase functionality) to an unlimited number of End Users.

(ix)	“End User” means a user of the Game.

(x)	“EULA” means the end user license and other terms of use for the Game prepared by Licensee and approved by Proxima.

(xi)

“Force Majeure Event” means circumstances beyond a Party’s control, including, act of God, fire, power failure, strike, war, civil dispute, or action or inaction of any Governmental Entity (including any new or amended law).

(xii)

“Game” means the Mobile Version of PUBG Mobile (“绝地求生：刺激战场” in Chinese, developed by Tencent’s Lightspeed and Quantum Studio Group), consisting of the Client Software, Server Software, and other Licensed Materials, in each case in the Licensed Language. “Game” does not include any Sequels.

(xiii)

“Game Data” means all data, records, and information that is collected or generated through operation of the Game. Game Data includes data, records, and information: (a) submitted, uploaded, posted, or otherwise made available by an End User; (b) about an End User’s Game play such as characters, accounts, logs, items, quests, monsters, and guilds; (c) collected or generated as a result of an End User’s access or use of the Game; (d) stored by the Server Software; and (e) used to display usage statistics such as time played, scores, leader boards, and Game Virtual Items purchased. For clarity, Game Data does not include any Personal Data.

(xiv)	“Game Virtual Currency” means virtual currency or other denotation of value (other than Game Virtual Items) that is made available only within the Game, which may be redeemed for Game Virtual Items.

(xv)

“Game Virtual Item” means virtual items, item sets, avatars, attributes, abilities, skills, skill levels, services, “VIP” status privileges, or other in-game consumables, features or functionality (whether representing an actual or fictional item) which may be acquired or used by an End User within the Game.

(xvi)	“Game Website” means any website operated by or for Licensee to publish, distribute, market, advertise, promote, or operate the Game.

(xvii)	“Government Approval” means any permit, license, or approval of a Government Entity required under applicable laws or regulations to operate online games within the Territory.

(xviii)

“Government Entity” means any international, national, state, provincial, regional, municipal, local, county, or other governmental, quasi-governmental, administrative, judicial, arbitral, regulatory, or self-regulatory authority, body, court, agency, tribunal, commission, organization, or other similar entity (including any branch, department, or section thereof).

(xix)	[***]

(xx)

“Hacking” means any unauthorized access, programming, or modification of code, or other similar action related to any Game component, Game Data, or Personal Data, and including any cheats, any activity that may be construed as fraud, and related activity in connection with computers or mobile devices by manipulating or simulating certain parts of the online system. “Anti-hacking” means activities carried out to prevent and resolve Hacking.

(xxi)

“Intellectual Property Rights” means all patents, trademarks, service marks, copyright and related rights, registered designs, utility models, software, know-how, trade secrets, inventions (whether patentable or not), improvements, publicity rights, rights of privacy, and all other intellectual property rights and proprietary rights, including goodwill therein, whether arising under the laws of the People’s Republic of China, the Territory or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing.

(xxii)	“Licensed Language” means English and Vietnamese.

(xxiii)

“Licensed Materials” means all material owned, controlled, developed, licensable, or sublicenseable by Proxima during the Term that is necessary or useful for the operation or exploitation of the Game, including: (a) text, video, visual displays, scripts, literary treatments, characters, backgrounds, environments, rules and play patterns, and other elements visible to the user; (b) all sounds, sound effects, sound tracks, and other elements audible to the user; (c) all methods in which the user interacts with the characters, backgrounds, environments, or other elements of a game or other products; (d) the distinctive and particular elements of graphic design, organization, presentation, “look and feel,” layout, user interface, navigation, trade dress, and stylistic convention (including the digital implementations thereof) and the total appearance and impression substantially formed by the combination, coordination, and interaction of these elements; (e) all object code for computer programs that make up a game; (f) any other proprietary elements of a game; (vii) the Client Software; (viii) the Server Software; (g) manuals, specifications, user guides, frequently-asked-questions, and other documentation related to the Game; (h) all Proxima Marks; (i) any other materials and information that are a part of the Game; and (j) all Upgrades to any of the items listed in (a) through (j).

(xxiv)	“Local Payment Channels” means all the third party payment channels other than Official Payment Channels in the Territory.

(xxv)

“Licensee Trademark” means a word, name, symbol, device, design, or other designation, or a combination of the preceding items, used by or on behalf of Licensee to identify or distinguish any version of Licensee products, services, or Licensee entities, including logos, designs, characters, titles, artwork, and other creative elements. Licensee Trademark does not include any Proxima Trademark.

(xxvi)

“Localized” or “Localization” means the state of the Game, Client Software, Server Software, and other Licensed Material after being translated and/or dubbed in the Licensed Language in accordance with this Agreement.

(xxvii)

“Marketing Materials” means any items that have been Approved by Proxima relating to: advertising, marketing, promotional or other similar materials (including any product-specific Internet sites), or anything created by or on behalf of Licensee (including derivative works of Licensed Materials) and Approved by Proxima for use in connection with the advertising, marketing, promotion, or distribution of the Localized Game.

(xxviii)	“Mobile Version” means a version of a product capable of operation on a mobile device (including tablets and smart phones) that operates on Android, iOS, and Windows Phone operating system.

(xxix)	“Official Payment Channels” means the payment channels of Google Play and AppStore in the Territory.

(xxx)

“Online Services” means the services and support of the network infrastructure and delivery platform for the Localized Game, including without limitation: (a) quality assurance testing to ensure that the Localized Game functions properly in the network infrastructure environment throughout the Territory; (b) distribution and support of the Localized Game via the Internet; (c) online billing and payment system management; (d) hosting and server management; (e) database management; (f) micro-transaction processing; (g) downloading; (h) patching; and (i) operating, maintaining and granting End Users access to the Game Website and Server Software in relation to the provision and use of the Localized Game.

(xxxi)

“Open Beta Service” means the testing (which testing is open to applicants who are general public) of the Localized Game version that is in substantially complete form. Appendix A sets forth further details of the Open Beta Service.

(xxxii)

“Personal Data” means any data or information generated or gathered from the operation of the Game that can be used to identify, contact, or locate a person, including a person’s name, mailing address, email address, ID, telephone number, and financial information.

(xxxiii)	“Platform” means the platforms that are listed below or otherwise approved in writing by Proxima:

Platform name in English	Platform operator
App Store	Apple Inc.
Google Play	Google Inc.

(xxxiv)

“Primary Problem” means any bugs or errors that (i) materially affect or may materially affect the operation of the Game, (ii) pertain to the billing of the Game, and (iii) may violate applicable laws.

(xxxv)	“Required Delivery Date” of a Deliverable means the anticipated delivery date as mutually agreed by the Parties.

(xxxvi)

“Server Software” means the collection of software and databases to which the Client Software connects (whether directly or indirectly), including the interface between the Client Software and the Online Services for the Game, and any and all manuals, specifications, user guides, and other documentation regarding such software.

(xxxvii)

“Sequels” means any sequels, prequel, derivative work (other than an Update) or “port” to a product that is sold or licensed as a separate product or SKU (including sold as a “bundle” with the original product), regardless of whether the Sequel uses the name of the original product in its title.

(xxxviii)	“Specifications” means the technical and operational requirements for the operation of the Localized Game set forth in Appendix A, which the Parties may amend at any time.

(xxxix)

“Technical Information” means the software, know-how, data, test result, layouts, artwork, processes, scripts, and other technical information on or in relation to the Game and the installation, operation, maintenance, service, and use thereof.

(xl)	“[***] has the meaning set forth in Schedule I

(xli)

“Proxima Trademark” means a word, name, symbol, device, design, or other designation, or a combination of the preceding items, used by or on behalf of Proxima to identify or distinguish the Game, Proxima services, or Proxima entities, including Proxima Brand Logo, logos, designs, characters, phrases, titles, artwork, and other creative elements. Proxima Trademark does not include any Licensee Trademark.

(xlii)	“Territory” means Socialist Republic of Vietnam.

(xliii)	“Update” means any and all modifications, enhancements, updates, upgrades (which is a subsequent version of a product that uses the same title as the original product), or other changes to a product.

(xliv)	“US$” or “Dollars” means United States dollars, the lawful currency of the United States of America.

(xlv)	“VND” or “Vietnamese Dong” means the Vietnamese dong, the lawful currency of the Socialist Republic of Vietnam.

1.2

Interpretation. The Parties have had an equal opportunity to participate in the drafting of this Agreement and the attached appendices, exhibits, and schedules. No ambiguity will be construed against any Party based upon a claim that the Party drafted the language. The headings appearing at the beginning of the sections contained in this Agreement have been inserted for identification and reference purposes only and must not be used to construe or interpret this Agreement. Whenever required by context, a singular number will include the plural, the plural number will include the singular, and the gender of any pronoun will include all genders. Any reference to any agreement, document, or instrument will mean such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Whenever the words “hereunder,” “hereof,” “hereto,” and words of similar import are used in this Agreement, they will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. Any reference in this Agreement to “commercially reasonable efforts” means a party’s obligation to undertake significantly more than a minimum amount of effort with respect to any action or activity, but permitting the party to take into account a commercially reasonable consideration of its own interests. All references in this Agreement to the “sale” or “selling” of the Licensed Game or other software product means the sale of a license to use the Licensed Game or other software product. All references in this Agreement to the “purchase” of the Licensed Game or other software product means the purchase of a license to use the Licensed Game or other software product.

2.	Appointment and Grant of Rights

2.1

Appointment. Subject to the terms and conditions of this Agreement, Proxima hereby appoints Licensee as the exclusive publisher and distributor of the Localized Game in the Territory for the duration of the Term, and Licensee hereby accepts the appointment.

2.2

Exclusivity. The appointment of Licensee as the exclusive publisher and distributor of the Localized Game is exclusive in the Territory and Proxima will not grant to any other Person any license or other right to publish, distribute, or otherwise exploit the Game in the Territory during the Term without the written consent of Licensee.

2.3

Licenses. Subject to the terms and conditions of this Agreement, Proxima grants to Licensee a non-sublicensable, [***], and non-transferable (except as set forth in Section 15.4) license in the Territory to:

(i)	Translation/Dubbing. Translate and/or dub Licensed Materials into the Licensed Language solely as necessary for the purpose of Localization.

(ii)	Publishing. Publish, distribute, and operate the Localized Game through the Platform;

(iii)

Marketing. Reproduce, use, publicly display, and publicly perform Proxima Trademarks and Licensed Materials solely to market, advertise, and promote the Localized Game, including in connection with Game Websites (including their domain names);

(iv)	Game Data. Use the Game Data to operate the Localized Game;

(v)

Marketing and Marketing Materials. Create, reproduce, use, distribute, and publicly display Licensed Materials and Marketing Materials solely to market, advertise, and promote the Localized Game, including by creating derivative works of the Licensed Materials;

(vi)	Hosting. Install, host, operate, maintain, and otherwise use the Server Software in object code format solely for the purpose of permitting End Users to play the Localized Game;

(vii)

Client. Manufacture, reproduce, distribute, and publicly display the Client Software in object code format, including via the Internet and through third parties, solely for the purpose of exercising the rights granted in Section 2.3;

(viii)

End User License. Grant End Users the right to use the Client Software in object code format and to access the Server Software via the Client Software solely for the purpose of exercising the rights granted in Section 2.3;

(ix)	Technical Information. Reproduce, modify, and use Technical Information solely for the purpose of installation, operation, maintenance of the Client Software and Server Software; and

(x)

Game Websites. Develop, create, host, operate, and maintain a Game Website as the official website for the Localized Game in the Territory solely to publish, distribute, market, advertise, promote, and operate the Localized Game.

Licensee must exercise this right by commencing Commercial Launch of the Localized Game in all jurisdictions in the Territory by December 1st, 2018 (“Commercial Launch Commitment”). If Licensee fails to fulfill the Commercial Launch Commitment for any jurisdiction in the Territory, the license granted to Licensee under this Section 2.3 with respect to any such Territory shall immediately and automatically terminate and revert to Proxima.

2.4	Restrictions. Licensee will not:

(i)	reverse engineer, disassemble, or decompile the Game (or any portion thereof);

(ii)	modify the Client Software, Server Software, or other Licensed Materials (in each case whether Localized or not), except for the sole purpose of preparing the Localized Game under this Agreement;

(iii)	integrate any third party materials, software or hardware with the Server Software, the Client Software, or Game (in each case whether Localized or not) without Proxima’s prior written consent;

(iv)

distribute the Client Software other than in machine-readable object code format, distribute or license the Localized Server Software or the non-Localized versions of the Client Software or Server Software;

(v)

market, promote, distribute, offer to sell, sell, or license the Game to any Person within the Territory if there’s a reasonable likelihood that such Person will exploit the Game outside of the Territory; or

(vi)	remove or modify any Proxima Trademark, copyright or other proprietary rights notices or labels on or in the Client Software, Server Software, Game, Localized Game, or Marketing Materials.

2.5

Subcontract. Licensee shall not subcontract all or part of its rights or obligations hereunder to third party without first obtaining Proxima’s written approval. In the event that Licensee subcontract all or part of its rights or obligations hereunder, Licensee shall be solely liable for any act or omission of such subcontractors under such subcontract, and any such act or omission shall be deemed the act or omission of Licensee under this Agreement. Licensee shall be fully liable to cause its subcontractors to comply in all respects with the terms and conditions of this Agreement.

2.6

Proxima Trademark Requirements. Any use of the Proxima Trademarks by Licensee must: (i) be in compliance with Proxima’s policies or procedures relating to the use of the Proxima Trademarks that are provided to Licensee in Appendix C; (ii) clearly identify in a commercially reasonable manner Proxima as the owner or licensor (as appropriate) of the Proxima Trademarks; (iii) be subject to Proxima’s sole and exclusive ownership of such Proxima Trademarks; and (iv) inure to the sole benefit of Proxima.

2.7

Proprietary Notices. Subject to applicable law, Licensee will, at Proxima’s request, include all copyright, trademark, or other legal notices as provided by Proxima within the Game and on any other materials bearing a Proxima Trademark.

2.8

Start-up Screen Logo. Licensee shall display the “Proxima Brand Logo” (to be designated by Proxima) on the start-up screen of the Localized Game following the screen displaying Licensee’s logo. Any use of the logos or names owned by Proxima or its Affiliates (including any logos or names incorporated in the Licensed Materials) other than as expressly set forth herein shall be subject to Proxima’s prior written approval. Licensee acknowledges that any unauthorized use of the Proxima Brand Logo, corporate name of Proxima, or any trademarks owned by Proxima or its Affiliates shall constitute a material breach of this Agreement.

2.9

Reservation of Rights. Except as expressly granted under this Agreement, nothing in this Agreement will be construed to grant Licensee any rights in the Game, any Proxima Trademark, or any Licensed Materials. Without limiting the generality of the foregoing, Proxima does not grant to Licensee any rights with respect to any other version other than the Mobile Version of the Game. The rights not expressly granted to Licensee under this Agreement are exclusively reserved to Proxima.

2.10	Trademark Registration.

(i)

Licensee may not use or register, or authorize others to use or register, any corporate name, domain name, trade name, or service name containing any Proxima Trademarks or other Proxima Property, or any component or alternate spelling that is similar or confusingly similar with the Proxima Trademarks or other Proxima Property, at any time without Proxima’s prior written consent, whether during the Term or thereafter.

(ii)

If Licensee wishes to register a domain name containing any Proxima Trademark, or other Proxima Property (“Proxima Branded Domain Name”), Licensee will submit a written request to Proxima containing all applicable information regarding the proposed registration of such Proxima Branded Domain Name, including the proposed domain name, the proposed registrant, and how the domain name and website will be administered, maintained, and used. It is in Proxima’s sole discretion to approve or reject such proposed registration. If Proxima approves Licensee’s proposal, Licensee will register such Proxima Branded Domain in the name of Proxima. Licensee will be responsible for all costs or fees associated with the related registration. If the domain name cannot be registered in the name of Proxima under the applicable laws or regulations, Licensee will register the Proxima Branded Domain Name in Licensee’s own name and will assign such domain name to Proxima or its designee within ten (10) Business Days following expiration or termination of this Agreement. After the expiration or termination of this Agreement, Licensee will cease using all Proxima Branded Domains and return to Proxima the rights of such Proxima Branded Domain. On the contrary, in any other cases, Licensee shall have no obligation to make any transferring, assignment of registered domain name to Proxima.

3.	Delivery and Acceptance

3.1

Delivery. Proxima will use commercially reasonable efforts to deliver to Licensee a master copy of each relevant version of the Game (including its Client Software, Server Software, and any subsequent Updates thereto and thereof, in each case, in object code format collectively “Deliverables”) by the Required Delivery Dates. Upon effective delivery of each relevant Deliverable, Licensee will promptly commence the applicable testing of such Deliverable and cause the commencement of the Closed Beta Service, Open Beta Service or Commercial Launch, as applicable.

3.2

Acceptance. Licensee will test and evaluate each Deliverable delivered by Proxima to determine if each such Deliverable meets its Specifications as set forth in Appendix A, and will issue to Proxima a notice of acceptance or rejection of each such Deliverable within five (5) Business Days from Proxima’s delivery of each such Deliverable. Any failure to communicate an acceptance or rejection of any Deliverable within such 5-Business-Day period will be deemed an automatic acceptance. Upon receipt of the acceptance notice by Proxima from Licensee or the occurrence of a deemed acceptance, the Deliverables will be deemed accepted by Licensee for the purpose of this Agreement (“Acceptance”). When it issues a rejection notice, Licensee will reasonably describe the areas of non-compliance with the Specifications. Within a mutually-agreed period following receipt of such rejection notice (or such longer period mutually agreed upon by the Parties), Proxima will correct the rejected Deliverables and deliver to Licensee such corrected Deliverables for test and evaluation. The corrected Deliverables will be subject to the same test and evaluation procedures provided in this Section 3.2. All communication made and materials exchanged hereunder shall be in Chinese, unless otherwise agreed by Proxima.

3.3

Localization. Licensee will Localize all Deliverables that it has accepted within the required time period as agreed by the Parties. Any materials created by Licensee in the course of Localization, including all modifications of any Licensed Materials and dubbing tracks (“Localization Materials”) must be provided to Proxima for review. Proxima will test and evaluate such Localization Materials and will issue to Licensee a notice of acceptance or rejection of such Localization Materials within seven (7) Business Days from Proxima’s receipt thereof. If Proxima fails to give any response in such 7-Business-Day period, Licensee shall send a second notice asking for Proxima’s review within five (5) Business Days from Proxima’s receipt of such second notice thereof. However, any failure to communicate an acceptance or rejection of any Localization Materials within such extended 5-Business-Day period will be deemed an automatic acceptance thereof. If Proxima requests that the Localization Materials be modified, Licensee will modify such Localization Materials and may not unreasonably deny Proxima’s request. Licensee will also localize (including by providing translation/dubbing whose quality is comparable to the best translation/dubbing task that Licensee undertakes regarding its other products) the initial version of the Game and all Updates thereto and thereof. No Localization Materials may be incorporated into or deployed with the Localized Game without Proxima’s prior written consent.

4.	Operation and Maintenance

4.1

Distribution Plan. Licensee shall provide to Proxima a distribution plan of the Localized Game (including, but not limited to, the proposed commencement date of Close Beta Service, Open Beta Service and Commercial Launch in the Territory as soon as reasonably practical). Licensee shall promptly notify Proxima in writing, the commencement date of Close Beta Service, Open Beta Service and Commercial Launch of the Localized Game in the Territory and Licensee shall obtain the written approval of Proxima before the actual commencement dates.

4.2

Hosting. Throughout the Term, Licensee will host, operate, and maintain the Localized Game, Online Services and Game Website in accordance with the Specifications, terms and requirements of the Platforms and any applicable laws. In addition, Licensee will report to and discuss with Proxima any material operational issues arisen from such hosting, operation, and maintenance and will consider in good faith any reasonable suggestions provided by Proxima. Licensee will be responsible for any and all notices and announcements on the Localized Game or any Game Websites. If Proxima requires any notice or announcement to be published and displayed on the Localized Game or any Game Websites on an urgent basis, Licensee will use its best efforts to upload and publish such notice and announcement. For the avoidance of doubt, Licensee shall not withdraw or revise any notice or announcement published by Proxima.

4.3

Test Environment. Throughout the Term, Licensee will develop and maintain a test environment (including test servers) and make such test environment available to Proxima to conduct testing of the Game in the Territory. In addition, throughout the Term as well as upon Proxima’s reasonable request, Licensee will conduct quality assurance testing of the Localized Game, regularly notify Proxima of the quality control results, and cooperate with Proxima to correct any bugs or errors discovered in the Localized Game.

4.4

Government Approvals. Licensee must obtain all Government Approvals prior to conducting the Open Beta Services, and once obtained, maintain all Government Approvals until the end of the Term. In connection with the Government Approvals, Licensee shall notify to Proxima in writing prior to applying the Government Approvals and Licensee will provide Proxima with copies of all material correspondence with the relevant Government Entities, including copies of application materials and copies of the granted Government Approvals. Proxima will use commercial best efforts to modify the Game to comply with any requirements necessary to obtain or maintain Government Approvals.

4.5

System Requirements and Server Software Installation. Before each Required Delivery Date, Licensee will at its own expense set up a hardware environment that meets Proxima’s specifications and is ready for installation of the Server Software. Proxima will install the Server Software on Licensee’s servers via the Internet or at Licensee’s sites at times mutually agreed upon by the Parties.

4.6

Operation. Throughout the Term, Proxima will, at its own expenses, be responsible for hosting and operating the Online Services and the Server Software to enable the Localized Game to function in the Territory.

4.7

Primary Problem. If Licensee discovers a Primary Problem, Licensee will give written notice to Proxima, by email, describing in detail the nature of such Bug and other relevant information (including, but not limited to, the cause, influence and actions taken) in the format attached to Appendix E. Thereafter, Proxima will acknowledge receipt of such written notice, reply and use commercial best efforts to provide a solution in accordance with the time frame specified in Appendix B, including all necessary detailed information and description of the solution to solve the Primary Problem.

4.8

Restriction on Distributing. Licensee shall ensure that (i) the Localized Game will be published and downloaded only from the Platforms; (ii) the Localized Game will not be advertised, promoted, or otherwise publicized in conjunction with any other applications, products, services of Licensee or any other third party without first obtaining prior written approval from Proxima; (iii) the Localized Game will not be transferable from one Device to another Device or any other device; and (iv) End Users outside of the Territory will be prevented from accessing the Localized Game.

4.9

Facility Security. Licensee will implement security measures for all facilities at which hardware (including servers and server rooms) and software are located as set forth in the Specifications, including locked doors, biometrics, access logs, key cards, and video surveillance. The security measures implemented will not be any less than those implemented by Licensee with respect to any other online games published, hosted, operated, or maintained by Licensee. In addition, Licensee will implement any adjustments or changes reasonably requested by Proxima.

4.10

Customer Support. Licensee will provide End Users with high quality customer support through 24x7 customer support call centers, in-game presence, online customer service agents, and email. Licensee will respond to customer queries and complaints in accordance with the prevailing industry standards and the reasonable expectations of End Users in the Territory, and will use commercially reasonable efforts to ensure that such queries and complaints are satisfactorily attended to and resolved. For the avoidance of doubt, Licensee shall immediately report severe customer complaints to Proxima and discuss with Proxima for solutions.

4.11

EULA. Licensee shall ensure that the collection and use of all user information in connection with the distribution, sale, marketing and promotion of the Localized Game will comply in all respects to all applicable laws. Before the Open Beta Service, Licensee will prepare and submit a EULA to Proxima for review and approval. Once Licensee obtains Proxima’s approval, Licensee will maintain the EULA for End Users throughout the remainder of the Term. Licensee will inform Proxima of any violations of the EULA of which Licensee becomes aware and will use commercial best efforts to cooperate with Proxima in its enforcement of the EULA within the Territory. Licensee will not edit, modify, revise, alter, supplement, or otherwise change the EULA without Proxima’s prior written consent. If mutually agreed upon, the Parties may include in the EULA certain language to address Territory-specific legal requirements. Licensee will ensure that no End User may access the Game unless such End User explicitly agrees to be bound by the EULA. Proxima may propose a change to the EULA and Licensee will consider such proposal in good faith.

4.12

Virtual Currency and Virtual Items. Licensee will use its best efforts to ensure that only Game Virtual Currency authenticated by Licensee may be used to redeem or purchase game play or Game Virtual Items. Licensee is responsible for developing, implementing, and maintaining an in-game billing system that allows micro-transactions and supports the use of Game Virtual Currency and Licensee Virtual Currency.

4.13	Training.

(i)

If Licensee requests Proxima to provide training with respect to engineering, use, and maintenance of the Game, operations, sales, and marketing, and if Proxima determines, in its sole discretion, that such request is reasonable, Proxima will provide training that Proxima considers necessary and appropriate to Licensee. Such training will be conducted at times and places mutually agreed upon by the Parties. In addition, Proxima may provide operating manuals and other documentation free of charge, in its sole discretion.

(ii)

If upon Licensee’s reasonable request Proxima provides any training at Licensee’s sites, Licensee will reimburse Proxima for any reasonable out-of-pocket expenses incurred relating to travel to and from Licensee’s sites, including airfare, lodging, meals, and other general living expenses.

(iii)

Proxima may provide additional training to Licensee’s system engineers for Game operation related matters, including Update process, system monitoring process, etc. The provision of such training will be subject to the terms and conditions set forth in Sections 4.13(i) and (ii).

4.14

Prohibited Use. “Prohibited Use” includes (i) any use of the Licensed Materials or the Game by Licensee not in accordance with this Agreement, including the use of the Licensed Materials or the Game without Proxima’s approval when the prior approval of Proxima is required hereunder, (ii) any material addition, modification and change to the Game by License not in accordance with this Agreement, (iii) publishing the Game under any name other than Licensee, (iv) Licensee making the Game available in whatever means outside of the Territory, and (v) Licensee making the Game available through any platforms other than the Platforms. Any Prohibited Use shall constitute a material breach of this Agreement by Licensee.

4.15

Responsibility for Costs. Licensee will be responsible for all costs and expenses incurred in connection with Localization, Game Website, customer support, marketing and all other obligations of Licensee under this Agreement.

5.	Technical Support and Maintenance

5.1

Technical Support. Throughout the Term of this Agreement, Proxima will maintain sufficient personnel to satisfy its technical support and maintenance obligations under this Agreement. Licensee will maintain sufficient qualified personnel so as to receive Proxima’s technical support.

5.2	Anti-Hacking

(i)

The Service Level Agreements in Appendix B set out Proxima’s obligations in the event of Hacking or Bugs. Proxima will provide commercially reasonable maintenance and support in accordance with the Service Level Agreements.

(ii)

Both Proxima and Licensee will use their commercial best efforts to protect the servers hosting the Server Software from Hacking. If Licensee discovers any Hacking activities, Licensee will submit to Proxima a written report, via e-mail or by facsimile, describing the nature of such activities in sufficient detail to permit Proxima to provide preventive measures. Upon receipt of any such written report, Proxima will respond to the reported Hacking activities as soon as commercially practicable and in accordance with Appendix B.

(iii)	Both Proxima and Licensee will use their commercial best efforts to work together and to implement an Anti-hacking solution to protect each Game from Hacking in the Territory.

(iv)

Apart from player status and behaviors that conform to game design, both Proxima and Licensee agree that the following hacking behaviors will be treated as top priority: security holes in server program; instant kill; player un-killable; automatic picking up game items; speed move; skip over certain stages of the Game; instant move to places not possible through normal operations; illegally obtain or modify items not belonging to the player; and illegally obtain skills not belonging to the player.

(v)

Licensee will establish a team to promptly deal with Hacking issues as they arise during the Term. Licensee will use commercial best efforts to prosecute and prevent work-shops, private servers, and Hackers to protect the Game.

(vi)

Proxima will not be liable for any problems caused by factors that are out of the scope of Proxima’s services and deliverables under this Agreement such as hardware, network, repeated third party activity, or the case of unilateral modification or change made by Licensee with respect to the Game or Game system or network environment, without Proxima’s prior written consent. Any reference to “problem” or “issue” under this Agreement refers to a Bug or a Hack. Any reference to temporary resolution under this Agreement means a solution to resolve an applicable Bug or Hack that does not permanently resolve the relevant technical or architectural problems giving rise to such Bug or Hack, but that will help Licensee reduce any damage caused by such Bug or Hack to a minimum level (where “minimum level” means no loss in daily revenue or concurrent user numbers in excess of [***]), as compared to the same days of the calendar week period immediately prior to such Bug or Hack).

5.3

Update. Proxima will provide an Update of the Game to Licensee when otherwise developed by Proxima in the ordinary course of business for territories outside the Territory. Necessary customization, special or new content development may be conducted by Proxima based on mutual agreement of the Parties.

5.4

Personnel Expenses. If Proxima personnel are required to travel to Licensee or any designated location to perform any of Proxima’s obligations under this Agreement, Licensee will reimburse Proxima for any reasonable out-of-pocket expenses incurred by such Proxima personnel, including airfare, lodging, meal, and other general living expenses following travel policy of Licensee.

5.5

Technical Support Team. On Licensee’s request, Proxima will provide the names of personnel assigned specifically to give technical support and maintenance to Licensee as provided in this Agreement. On Proxima’s request, Licensee will provide a list with the names of the employees designated specifically and on a full-time basis to receive technical support and maintenance from Proxima. Either Party may change the names on such lists at any time by providing written notice to the other Party.

5.6

Content Protection. Throughout the Term, Licensee shall apply content protection and operational security measures designed to prevent the unauthorized use of Game and the Licensed Materials (“Security Program”). Licensee will have monitoring, detection and reporting processes and controls designed to ensure compliance with its Security Program in place. When a breach of such Security Program affecting the Licensed Materials contained in the Game or the Game is detected by or reported to Licensee, Licensee shall take all reasonable steps necessary to mitigate and resolve such breach as quickly as possible, and shall promptly inform Proxima of its occurrence and Licensee’s response thereto. Licensee must have, and continuously improve, documentation describing the policies and procedures that it has in place for establishing and enforcing its Security Program. At a minimum, the Security Program applied by Licensee with respect to the Game and the Licensed Materials shall be at least as stringent as the content protection and operational security measures applied by Licensee with respect to its own products.

6.	Marketing

6.1

Marketing Materials and Efforts. All cost pertaining to the development and distribution of the Marketing Materials are borne by Licensee. Licensee shall not provide the Marketing Materials for fee or in exchange of anything with monetary value without the prior written approval of Proxima. Licensee shall not utilize the Marketing Materials or any part thereof in connection with (i) any products or services other than the Game; or (ii) the promotion of Licensee independent of the Game. Throughout the Term, Licensee will diligently and continuously use its commercially best efforts to market, advertise, and promote the Localized Game in the Territory. Before using any Marketing Materials, Licensee will submit to Proxima such Market Materials. Within ten (10) Business Day after the receipt of Licensee’s such submission, Proxima will notify Licensee of it approval or rejection. If Proxima fails to give any response in such 10-Business-Day period, Licensee shall send a second notice asking for Proxima’s review, within five (5) Business Days from Proxima’s receipt of such second notice thereof. However, failure to provide any approval notice in such extended 10-Business-Day period will be deemed as accepted. Licensee will then change, revise, edit, alter, or otherwise modify such Marketing Materials. Licensee will follow the same approval process and submit any modified Market Materials for Proxima’s approval. In addition, if Proxima provides Licensee with any suggestions with respect to marketing activities, Licensee will consider such suggestions in good faith.

6.2	Proxima’s Rejection. If Proxima notifies Licensee of any objection with respect to any Marketing Materials, Licensee will immediately cease the use of and destroy any such Marketing Materials.

6.3

Initial Business Plan. No later than one (1) month before the start of the Closed Beta Service, Licensee will submit in writing for Proxima’s review an initial business plan for the Localized Game (“Initial Business Plan”), which includes at least a marketing plan, related campaigns, budgets. The Parties will discuss and further develop the Initial Business Plan in good faith. Licensee may not implement the Initial Business Plan unless it is mutually agreed upon by the Parties.

6.4

Annual Marketing Plan. No later than two (2) months before the end of each calendar year of the Term, Licensee will prepare and deliver to Proxima for its review and approval an annual marketing plan for the Localized Game for the following calendar year (“Annual Marketing Plan”). Proxima will evaluate each Annual Marketing Plan and will issue to Licensee a notice of acceptance or rejection of each such Annual Marketing Plan within ten (10) Business Days from Proxima’s receipt thereof. If Proxima fails to give any response in such 10-Business-Day period, Licensee shall send a second notice asking for Proxima’s review, within five (5) Business Days from Proxima’s receipt of such second notice thereof. However, any failure to communicate an acceptance or rejection of any Annual Marketing Plan within such 10-Business-Day period will be deemed an automatic acceptance. If Proxima requests that an Annual Marketing Plan be modified, Licensee will modify such Annual Marketing Plan and may not unreasonably deny Proxima’s request. To assist Licensee’s preparation of the Annual Marketing Plan, Proxima will, on an annual basis, provide Licensee with a Game update schedule in the Territory for Licensee’s reference. Licensee may use any Marketing Materials that have been approved by Proxima in connection with Licensee’s implementation of the marketing plans to the extent that such Marketing Materials are not materially different from the Marketing Materials that Proxima initially approved. Proxima will use its commercial best efforts to assist Licensee to prepare the marketing plans.

6.5

Marketing Report. After the commencement of the Closed Beta Service, Licensee shall provide to Proxima a monthly report setting forth the detailed marketing and promotional activities performed by Licensee (together with the result and evaluation of such activities) during such monthly period by the end of the following month.

7.	Intellectual Property and Data

7.1

Proxima’s Ownership. As between Proxima and Licensee, Proxima (and its Affiliates and licensors) owns and will own all of the Intellectual Property Rights in and to all elements, versions, improvements and derivatives of: the Game and all components thereof, including the Client Software, Server Software, Localization Materials and other localization materials created by either Party, Licensed Material, Proxima Trademarks, Technical Information, the Game Data, Marketing Materials (including Marketing Materials that are prepared or developed by Licensee, but excluding those Marketing Materials solely based on Licensee’s or third-parties’ intellectual property), as well as all environments, inventions, and know-how relating to the implementation, design, content, game and game play, localization, operation and maintenance of the Game, and all Design Elements (collectively, the “Proxima Property”). “Design Element” means the style, design, size, shape, color, trade dress, appearance, characters, character names and likenesses, weapons, armors, vehicles, music, sounds, sound effect, audio-visual elements and comparable aesthetic features in the Game. Licensee hereby irrevocable assigns, transfers and conveys to Proxima all of Licensee’s right, title and interest throughout the universe in perpetuity in all Design Elements, Localization Materials and Marketing Materials and any derivative works of the foregoing. Licensee acknowledges and agrees that the obtaining of such assignment forthwith is an essential term of this Agreement. The use by Licensee of any of the foregoing Intellectual Property Rights is authorized only for the purposes and under the terms herein set forth and, upon expiration or termination of this Agreement for any reason, except as expressly provided otherwise in this Agreement, such authorization will immediately cease. Licensee will ensure that no person other than Proxima or its designees will be permitted to remove any hardware or component thereof containing any Proxima Property without Proxima first receiving written notice and reasonable time to have such elements removed from such hardware or component thereof.

7.2

Licensee’s Ownership. Licensee will own all right, title and interest in the Game Website (subject to Proxima’s ownership of any Proxima Property appearing thereon), Licensee Trademarks, and Personal Data (collectively, the “Licensee Property”), and nothing in this Agreement confers in Proxima any right of ownership in the Licensee Property.

7.3	Ownership of Game Data. To the extent permitted under applicable law, Proxima will own all right, title, and interest in and to the Game Data.

However, if applicable law in the Territory prohibits Proxima from owning the Game Data, Licensee hereby grants to Proxima a non-exclusive, perpetual, irrevocable, fully paid up, sublicensable (through multiple levels), world-wide, and transferrable right at no additional charges to use, distribute, prepare derivative works of, or otherwise exploit in any manner of the Game Data.

7.4

Documentation. Licensee shall, and shall cause any parties acting on its behalf in relation to the Agreement, to execute any and all documents and do such other acts reasonably requested at any time by Proxima as may be required to evidence, confirm and/or further effect Proxima’s rights under this Section 7. If Licensee fails to execute and deliver any such documents and instruments reasonably promptly upon request therefore by Proxima, unless reasonably and expressly contested by Licensee, Proxima is hereby authorized and appointed attorney-in-fact of and for Licensee to make, execute and deliver any and all such documents and instruments, it being understood that such power is coupled with an interest and is therefore irrevocable.

7.5

Game Title. Licensee shall propose one (1) or more titles of the Localized Game (“Game Title”) to Proxima for the purpose of promotion, distribution and operation of the Localized Game in the Territory. Before proposing the Game Titles to Proxima, Licensee shall carry out trademark registration check ensuring that the proposed Game Title is not registered in the Territory and offer the website screenshot as proof to Proxima. Licensee shall ensure that it has performed the trademark registration check to the reasonable extent practicable and that based on such check the proposed Game Title can likely be registered in the Territory. Licensee shall propose the Game Title well in advance so that Proxima has sufficient time to approve such proposed Game Title. Licensee shall propose one (1) Game Title at a time until Proxima approves the proposed Game Title. Licensee shall not distribute the Localized Game in each country in the Territory until Proxima approves the Game Title to be used for the Localized Game for the respective country.

7.6

Game Title Registration and Usage Limitation. Proxima may apply the proposed Game Titles for trademark registration in the Territory. Once a Game Title is registered as trademark, such trademark shall be included in the Licensed Material. If Proxima requires any assistance in the trademark registration of a Game Title, Licensee shall provide necessary assistance.

7.7

Protection of Copyright and Trademarks. Licensee shall keep records regarding its use of the Game, including, without limitation, copies of pertinent invoices, and shall advise Proxima of the dates of the first use of the Game in each of the country comprising the Territory to the extent necessary for trademark or other intellectual property registration purposes in compliance with applicable laws. Upon reasonable written request of Proxima, Licensee shall also reasonably promptly supply Proxima with such samples, facsimiles or photographs of the Game and/or related materials and any other information only to the extent necessary for trademark or other intellectual property registration purposes in compliance with applicable laws.

7.8

Third Party Infringers. When Licensee becomes aware that a third party is or may be making unauthorized uses of the Game (or any part thereof), or any unauthorized and/or infringing use of the Licensed Materials or any portion thereof, Licensee shall give written notice (including notice by e-mail) thereof to Proxima and Proxima may, in its sole discretion, prosecute necessary actions to prevent such infringement. Upon the request from Proxima, Licensee will reasonably cooperate with Proxima.

8.	Payment

8.1

[***] Payment. In consideration of the grant of licenses and the other agreements under this Agreement, Licensee will pay Proxima [***] as set forth in Schedule I. Within [***] calendar days of the end of each calendar month, Licensee will provide Proxima a report containing sufficient detail to determine the [***] payment that is due to Proxima for that calendar month (“[***] Report”). The format of the [***] Report shall be approved by Proxima in advance.

[***].

8.2

Payment Currency. The [***] shall be calculated in local currency and converted to U.S. dollars based on the selling exchange rate quoted by Joint Stock Commercial Bank Foreign Trade of Vietnam (“Vietcombank”) on the date that Proxima and Licensee confirm the final amount for [***] Payment for each month. In the case that Proxima cannot send Licensee the original invoice (hardcopy) within [***] calendar days starting from the date that the Parties confirm [***] Payment, the exchange rate at remitttance date issued by Vietcombank shall be adapted for [***] Payment. The sending date of original invoice(s) shall be confirmed in accordance with the tracking number of fast forward service.

In the event that [***] arising from Official Payment Channels is not in U.S. dollars, Licensee shall convert the applicable [***] to U.S. dollars based on the exchange rate from other currencies to U.S. dollars on www.oanda.com at the end date of the Revenue month. Licensee shall include the actual exchange rate in each Revenue Report.

If due to the regulations of the government or the bank in the Territory, by no fault of the Licensee, that Licensee is not capable of paying [***] in U.S. dollars, the parties agree to negotiate in good-faith to find a solution, subject to Licensee’s provision of an official written explanations from the government or the bank in the Territory.

8.3

Invoice for Payments [***]. Proxima will issue written invoices in U.S. dollars to VNG for the payment of [***]. Within [***] calendar days starting from the date Proxima and Licensee confirm the final [***] Payment, Proxima will send Licensee (via post mail to designated address instructed in writing by Licensee) the original invoice(s) of the undisputed [***] for the corresponding calendar month in both VND and U.S. dollars.

8.4	Payment Terms. Licensee will pay all undisputed amounts within [***] Business Days after Licensee’s receipt of the original invoice(s) issued by Proxima in accordance with Sections 8.5 and 8.6.

8.5

Late Payments; Statements. Time is of the essence with respect to all payments under this Agreement. With respect to any failure to make a payment by its due date, Licensee will be subject to a late payment interest at the rate of [***] per annum in USD (but in no event more than the maximum rate permitted by the applicable laws), which interest will accrue on any outstanding balance from the date on which such amount becomes due until the date of its payment. Proxima’s right hereunder to the late payment interest will not preclude Proxima from seeking any other remedies with respect to Licensee’s failure to make timely remittances. Proxima’s receipt of any statements or payments under this Agreement will not prevent it from challenging statements or payments. Licensee agrees that any inconsistencies or mistakes discovered will be promptly rectified and the appropriate payments made by Licensee, which payments will include the interest that has accrued from the date that such payment was originally due until the date such payment is made.

8.6

Payment by Wire Transfer. Licensee will make all payments to Proxima under this Agreement in U.S. dollars by wire transfer into the Proxima bank account specified in Schedule I. Each Party will bear the wire transfer fees of its own bank.

8.7

Withholding Taxes. Each Party is responsible for paying all taxes due on the income of such Party under this Agreement. If Licensee is legally obligated to withhold any taxes from payments made to Proxima, Licensee will be entitled to do so and pay the relevant taxes on behalf of Proxima to the relevant tax authorities. Licensee will furnish to Proxima copies of receipts or other government certifications evidencing all such withholding taxes promptly after such receipts are available. Licensee and Proxima will cooperate and endeavor to comply with all applicable documentation requirements so as to minimize the amount of withholding taxes imposed. No taxes imposed or applied with respect to transactions between Licensee and its Affiliates can be used to offset or reduce any payments made to Proxima under this Agreement.

8.8

Audit. During the Term and one (1) years thereafter, Licensee will maintain reasonable and accurate records, contracts, accounts, and other information or materials relating to the publication, distribution, and operation of the Localized Game and [***] generated therefrom (including the bases for relevant calculations and other related matters). Such records will include all documents and other information relevant to the performance by Licensee of its rights and obligations under this Agreement. Proxima may, no more than once each calendar year, upon [***] calendar days’ prior notice, on a mutually agreeable date, conduct an audit of such records for the sole purpose of verifying the payments made to Proxima, except that if an audit conducted in a year reveals a discrepancy of more than [***], Proxima may request one (1) extra audit in that year. Proxima will be solely responsible for all costs and expenses of conducting the audit except as otherwise expressly provided in this Section 8.8. Licensee will be responsible for all reasonable expense of any audit that establishes an underpayment to Proxima in excess of [***]of the payments due to Proxima for the audited period. Any underpayment will be paid by Licensee no later than [***] calendar days after receiving the original invoice from Proxima. If Proxima discovers (via audit or otherwise) an overpayment by Licensee, then Proxima will promptly notify Licensee in writing and the amount of the overpayment will be credited towards Licensee’s next payment to Proxima (or reimbursed by Proxima if the discovery occurs after the Term).

9.	Term and Termination

9.1

Term. This Agreement will become effective on the Effective Date and, unless terminated earlier in accordance with this Agreement, will remain in effect for a term of forty-eight (48) months from the commencement date of Commercial Launch of the Localized Game in the Territory (“Initial Term”). This Agreement will automatically renew for consecutive twelve (12) month terms (each a “Renewal Term”, together with the Initial Term, the “Term”) unless Proxima provides Licensee a notice of non-renewal no later than 30 days before the end of the then current Term.

9.2	Termination

(i)

Either Party may terminate this Agreement upon written notice to the other Party if the other Party commits a material breach and fails to cure such breach within thirty (30) calendar days after receiving the non-breaching Party’s written notice of such breach.

(ii)

Either Party may terminate this Agreement immediately in the event that the other Party: (a) becomes insolvent or subject to a receivership or similar proceeding; (b) makes an assignment for the benefit of creditors; (c) is unable to pay its debts as they become due; (d) fails to provide the terminating Party with satisfactory assurances of its continuing ability to pay its debts and fulfill its contractual obligations; or (e) breaches Section 15.4.

(iii)	Either Party may terminate this Agreement immediately upon written notice in the event of a Change of Control of the other Party.

(iv)

Proxima may terminate this Agreement immediately (a) if Licensee fails to make a timely payment to Proxima as set forth hereunder and such breach is not remedied within 30 calendar days of Licensee’s receipt of written notice (including e-mail notice) from Proxima; (b) if Licensee fails to fulfill the Commercial Launch Commitment in in any jurisdiction of the Territory; or (c) if operation of the Localized Game in any jurisdiction of the Territory is aborted, or is suspended for any consecutive period of more than 45 days.

9.3	Effect of Expiration or Termination

(i)

Upon the expiration or termination of this Agreement, all licenses granted under this Agreement will terminate immediately. Licensee shall be responsible for winding down the operation of the Localized Game in compliance with applicable laws before the expiration or termination of this Agreement. Licensee shall inform End Users of the upcoming termination of the operation as soon as practicable. Licensee shall develop a wind-down plan and notify Proxima in writing in advance.

(ii)

Upon expiration or termination of the Term, Licensee will cease use of all Game Data and provide Proxima with a copy of the Game Data and shall immediately cease manufacture, distribution, sale or advertisementof the Localized Game. The Parties shall negotiate based on good faith to decide a grace period of at lease three (3) calendar months (“Grace Period”), before turning off the Server Software and to make sure that user virtual properties are handled appropriately. Within the Grace Period, Licensee shall bear all operation costs, cease the conversion of Licensee Virtual Currency into Game Virtual Currency or Game Virtual Items within the Localized Game and encourage End Users to consume as much as possible Game Virtual Currency and Game Virtual Items that they purchased before the Licensed Term, before the end of the Grace Period.

(iii)

No later than thirty (30) days after completion of the Grace Period, each Party will destroy all items in its possession that are owned by the other Party. Neither Party will make or retain any copies of any items owned by the other Party or any of the other Party’s Confidential Information except to the extent required to comply with applicable laws and regulations. After Proxima has confirmed in writing that it has received all Game Data, Licensee shall promptly destroy all the Game Data in its possession, however in any cases shall not be later than thirty (30) days mentioned above.

(iv)

Licensee will pay any remaining [***] Payments due under this Agreement as soon as commercially reasonable, but no later than thirty (30) Business Days after the expiration or termination of this Agreement. After termination or expiration of the Localized Game in the Territory, Proxima agrees to reimburse total [***] that Proxima has received from Licensee, [***], which Licensee must refund to End Users due to shut down of the Localized Game (as long as either Party shall not artificially increase the amount of Virtual Currecny in the Localized Game), subject to Proxima’s confirmation on a report containing sufficient detail to determine all refunds to End Users and justify all reimbursements. Proxima will pay such reimbursement within [***] Business Days upon receipt of an applicable and accurate invoice from Licensee.

(v)

Survival of Terms. Expiration or termination of this Agreement will not affect the Parties’ rights or obligations that were incurred prior to the termination, and Sections 1, 2.8, 7, 8.8, 9.3, 10, 12, 13, 14 and 15 will survive termination or expiration of this Agreement.

10.	Confidential Information

10.1

Protection of Confidential Information. “Confidential Information” means all information disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) that relates to this Agreement or the Game, either Party’s technology, source code, intellectual property rights, financial or business plans and affairs, financial statements, internal management tools and systems, products and product development plans, marketing plans, customers, clients and contracts, technology and intellectual property assets licensed from any third party for use in the development of the Game or in the commercial exploitation of the Game, and financial, business or other non-public information concerning any such third-party licensor. The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement. Unless specifically authorized in this Agreement, the Receiving Party will disclose the Confidential Information of the Disclosing Party only to the employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty under this Agreement, and to no other third party. The Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care. The provisions of this Section 10 shall survive the expiration or early termination of this Agreement for five (5) years after the date of such expiration or early termination.

10.2

Exceptions. Confidential Information will not include any information that: (i) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party; (ii) is disclosed to the Receiving Party by a third-party who had the right to make such disclosure without any confidentiality restrictions; (iii) is at the time of receipt, or through no fault of the Receiving Party has become, generally available to the public; or (iv) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party’s Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is approved in writing by the Disclosing Party, or required by law, the rules of a security exchange, market or automated quotation system on which a Party’s securities are listed or quoted or by the order of a court or similar judicial or administrative body, provided that, to the extent allowable by law or such listing rules, the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure. The Parties acknowledge and agree that the Game, Intellectual Property Rights, Licensee Properties, Game Data, the terms of this Agreement and all component parts of all of the foregoing are and remain the Confidential Information of the respective owner.

10.3

Return of Confidential Information. Within thirty (30) days after the expiration or termination of this Agreement, the Receiving Party will deliver to the Disclosing Party all Confidential Information belonging to the Disclosing Party, and all physical embodiments thereof, then in the custody, control, or possession of the Receiving Party except to the extent required to comply with applicable laws and regulations.

10.4

Press Releases. The Parties hereto agree that any press release any of the Parties hereto proposes to issue with regard to the execution or existence of this Agreement or the Game relating to the sale of the Game in the Territory will be subject to the prior written consent of the other Party.

11.	Representations and Warranties

11.1

Authority. Each Party hereby represents and warrants that, as of the Effective Date and throughout the Term, it has all rights, power, and authority to enter into this Agreement and to perform its obligations.

11.2

Authorization. Each Party hereby represents and warrants that: (i) it is duly organized, validly existing, and in good standing in the jurisdiction stated in the preamble to this Agreement; (ii) the execution and delivery of this Agreement has been duly and validly authorized; and (iii) this Agreement constitutes a valid, binding, and enforceable obligation upon it.

11.3

No Conflict. Each Party hereby represents and warrants that it will not grant any rights under any future agreement, nor will it permit or suffer any lien or encumbrance that will conflict with the full enjoyment by the other Party of its rights under this Agreement.

11.4

Licensee Representations and Warranties. Licensee hereby represents and warrants that, (i) the Localized Materials and Marketing Markets (excluding the Licensed Materials provided by Proxima) do not and will not infringe any rights of any third party, including Intellectual Property Rights; (ii) the Localized Materials and Marketing Markets (excluding the Licensed Materials provided by Proxima) do not and will not contain any material that is unlawful in the Territory; or (iii) it will not intentionally (a) take actions which are aimed to cause End Users of the Game to make profits by using a trade feature built in the Game or a game administration tool or management tool (i.e., a system tool which enables to give and/or delete certain in-game currencies or in-game points and items to particular or all users) of the Game or any other actions which are agreed between the Parties as improper in light of any change in relevant laws and regulations or business practice; or (b) perform or assist real money trade in connection with the Game.

11.5

Compliance with Laws. Licensee hereby covenants that it will comply with applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its business with the End Users and with respect to the operation and exploitation of the Localized Game.

11.6	Government Approvals. Licensee hereby represents and warrants that as of the Effective Date it has obtained, and will maintain throughout the Term of this Agreement, all Government Approvals.

11.7

DISCLAIMER. EXCEPT AS SET FORTH IN THIS SECTION 11, EACH PARTY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING WARRANTIES ARISING OUT OF ANY COURSE OF PERFORMANCE, CUSTOM, INDUSTRY STANDARD, OR USAGE IN TRADE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE. THE FOREGOING DISCLAIMERS OF WARRANTY CONSTITUTE AN ESSENTIAL PART OF THIS AGREEMENT.

12.	Indemnification

12.1

Indemnification by Proxima. Proxima will defend, indemnify, and hold harmless Licensee and its Affiliates, and their respective officers, directors, employees, and agents from and against any and all liabilities, damages, judgments, costs, expenses, and fees (including reasonable attorney’s fees) (“Losses”) resulting from any third party claims, investigations, legal or administrative action, or litigation (collectively, “Third Party Claims”) arising out of or relating to: (i) any actual or alleged breach of any of Proxima’s representations and warranties under Section 11; and (ii) infringement, misappropriation, or other violation by the Game of Intellectual Property Rights of any third party, except to the extent that such infringement arises from materials or information provided by Licensee or elements of the Game that were requested or provided by Licensee.

12.2

Indemnification by Licensee. Licensee will defend, indemnify, and hold harmless Proxima, its Affiliates, and their respective officers, directors, employees, and agents from and against any and all Losses, resulting from any Third Party Claims to the extent arising out of or relating to: (i) any act, error, or omission of Licensee, Licensee’s Affiliates, third party contractors or their respective officers, directors, third party contractors or employees in the marketing, publishing, distribution and operation of the Game; (ii) any actual or alleged breach of Licensee to comply with its agreements and obligations hereunder; (iii) any actual or alleged breach of any of Licensee’s representations, warranties, covenants, and obligations under this Agreement; and (iv) infringement, misappropriation, or other violation by the Licensee Trademarks, Localization Materials or the Marketing Materials of the Game, and any modification, change, or edit to the Game made or requested by Licensee, of Intellectual Property Rights of any third party, except that such infringement arises from materials or information provided by Proxima.

12.3

Indemnification Procedure. The indemnified party will timely notify the indemnifying party in writing that it seeks indemnification from the indemnifying party with specific reference to the Third Party Claim for which such indemnification is sought. However, a failure by the indemnified party to provide such notice or information will not impair the indemnified party’s right to indemnification hereunder except to the extent that such failure has materially prejudiced or materially delayed the indemnifying party in the defense of the Third Party Claim. The indemnifying party will have the right to control the defense and settlement of each such Third Party Claim, except that the indemnifying party must obtain the indemnified party’s prior written approval for the settlement of any such Third Party Claim (unless such settlement provides for the full and final release of the indemnified party, does not involve the payment of any monies or admission of any wrongdoing by the indemnified party, and does not require any action or inaction by the indemnified party). The indemnified party will have the right to participate in the defense and settlement of such Third Party Claim being defended by the indemnifying party through separate counsel, at the indemnified party’s sole expense.

13.	Limitation of Liability

13.1

Disclaimer of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, UNDER NO CIRCUMSTANCES WILL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES WHATSOEVER, INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

13.2

Cap on Liability. TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EXCEPT FOR EACH PARTY’S CONFIDENTIALITY OBLIGATIONS IN ACCORDANCE WITH SECTION 10 AND OBLIGATIONS TO INDEMNIFY THE OTHER PARTY IN ACCORDANCE WITH SECTION 12, UNDER NO CIRCUMSTANCES WILL EITHER PARTY’S TOTAL LIABLITY IN RESPECT OF ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING WARRANTY CLAIMS), REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED [***].

13.3

Exclusions. THE PARTIES ACKNOWLEDGE AND AGREE THAT NOTHING IN THIS SECTION 13 WILL LIMIT A PARTY’S OBLIGATION TO PAY OR REFUND ANY AMOUNTS DUE AND OWING TO THE OTHER PARTY ON OR BEFORE ANY DATE OF TERMINATION HEREOF, OR THEREAFTER (AS APPLICABLE).

14.	Dispute Resolution

14.1

Governing Law. This Agreement will be governed and construed in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China, including all matters of construction, validity, and performance, in each case without reference to its choice of law rules and not including the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods.

14.2

Arbitration. Except for the right of either Party to apply to any court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any dispute, controversy, or claim arising in any way out of or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination of this Agreement, or any dispute regarding pre-contractual or non-contractual rights or obligations arising out of or relating to it will be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre under the Administered Arbitration Rules of the Hong Kong International Arbitration Centre in force when the notice of arbitration is submitted (“Rules”) in Hong Kong. The arbitration tribunal will consist of three arbitrators to be appointed in accordance with the Rules, which Rules are deemed to be incorporated by reference into this clause and as may be amended by the rest of this Section 14.2.

15.	Miscellaneous

15.1

Force Majeure. No Party to this Agreement will be liable to the other Party for any failure or delay in fulfilling an obligation under this Agreement, if that failure or delay is attributable to a Force Majeure Event. The Parties agree that if any Force Majeure Event directly causes either Party to be unable to comply with all or a material part of its obligations under this Agreement; (i) neither Party shall be in breach of its obligations under this Agreement (other than payment obligations) or incur any liability to the other Party for any losses or damages of any nature whatsoever incurred or suffered by that Party if and to the extent that such Party is prevented from carrying out those obligations by, or such losses or damages are caused by, a Force Majeure Event except to the extent that the relevant breach of its obligations would have occurred, or the relevant losses or damages would have arisen, even if the Force Majeure Event has not occurred (in which case this Section 15.1 shall not apply to that extent); (ii) as soon as reasonably practicable following the date of commencement of a Force Majeure Event, and within a reasonable time following the date of termination of a Force Majeure Event, any Party invoking it shall submit to the other Party reasonable proof of the nature of the Force Majeure Event and of its effect upon the performance of the Party’s obligations under this Agreement; and (iii) unless terminated pursuant to this Section 15.1, the deadline for fulfilling any obligation affected by a Force Majeure Event, and the length of the Term, as applicable, will be extended for a period of time equal to that of the continuance of the Force Majeure Event. Each Party shall at all times take all reasonable steps to (a) prepare countermeasures for Force Majeure affecting the performance of the obligations under this Agreement; (b) mitigate the effect of any Force Majeure Event; and (c) comply with other obligations under this Agreement not affected by the Force Majeure Event. The Parties shall consult together in relation to the above matters following the occurrence of a Force Majeure Event. Should the situation where either Party is unable to comply with all or material part of its obligations under this Agreement due to any Force Majeure Event for continuous period of more than ninety (90) days then the non-affecting Party may terminate this Agreement upon written notice to the affecting Party.

15.2

Injunctive Relief. Each Party understands that the other Party will suffer irreparable harm in the event that it fails to comply with any of its obligations pursuant to this Agreement, and that monetary damages in such event would be inadequate to compensate the other Party. Consequently, in such event the suffered Party will be entitled, in addition to such monetary relief as may be recoverable by law, in any court of competent jurisdiction (notwithstanding Section 14.2) to such temporary, preliminary and/or permanent injunctive relief as may be necessary to restrain any continuing or further breach by the defaulting Party.

15.3

Notice. Any notices relating to this Agreement will be in writing and either personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission or overnight courier service, addressed to the Party at the address set forth below, or at such different address as a Party has advised to the other Party in writing and will be deemed given and received when actually received:

Licensee:

Address:	182 Le Dai Hanh Street, Ward 15, District 11, Ho Chi Minh City, Vietnam
Telephone Number:	[***]
Attn:	[***]
Email:	[***]

PROXIMA:

Address:	14F, Kexing Science Park Kejizhongsan Avenue Hi-tech Park Nanshan District Shenzhen, 518057 People’s Republic of China
Telephone Number:	[***]
Attn:	[***]
Email:	[***]

With a copy to (which copy constitutes no notice):

10F, Tengyun Building, Tower A, No. 397 Tianlin Road, Xuhui District

Shanghai, 200233, People’s Republic of China

Attn: TTG, Compliance and Transactions Department

Email: [***]

15.4

Assignment. Licensee may not voluntarily, involuntarily, or by operation of law assign any of its rights or delegate any of its obligations under this Agreement (in whole or in part), including by direct or indirect Change of Control, merger (whether or not Licensee is the surviving entity), or operation of law, without the prior written consent of Proxima, which Proxima may withhold in its sole and absolute discretion. Assignments and delegations by Licensee that are prohibited by this Section 15.4 include: voluntary assignment or delegation, assignment or delegation by operation of law, merger, or consolidation, assignment of a right to money damages arising out of this Agreement, assignment or delegation to an affiliate of Licensor, assignment or delegation to a successor of Licensee (including a successor by consolidation, merger, or operation of law), assignment or delegation to a purchaser of all or substantially all of Licensee’s assets, and assignment or delegation to a lender as collateral. Any direct or indirect Change of Control of equity ownership or management or control of Licensee, whether or not Licensee survives as an entity, will be deemed an assignment and delegation of this Agreement that requires Proxima’s prior written consent. An assignment or delegation by Licensee will not relieve Licensee of its obligations under this Agreement unless Proxima expressly states otherwise in its written consent. Proxima will not release Licensee of its liability under this Agreement unless Proxima expressly states otherwise in its written consent. Proxima may voluntarily, involuntarily, or by operation of law assign any of its rights or delegate any of its obligations under this Agreement without Licensee’s consent. Any purported assignment or delegation in violation of this Section 15.4 will be null and void. Subject to this Section 15.4, this Agreement will binds and inures to the benefit of the each party’s respective permitted successors and permitted assigns.

15.5

Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties. All prior negotiations, representations, agreements, and understandings, oral or otherwise, are merged into this Agreement. This Agreement may not be amended, modified, or edited except by a writing duly executed by both Parties.

15.6

No Waiver. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has, or may have under this Agreement, operate as a waiver of any right, power or privilege by such Party.

15.7

Relationship between the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be deemed to imply or constitute either Party as the agent or representative of the other Party, or both Parties as joint ventures or partners for any purpose.

15.8	Headings. Captions and headings contained in this Agreement have been included for ease of reference and convenience and will not be considered in interpreting or construing this Agreement.

15.9	Languages. This Agreement is in English, and in the event of any conflict between this Agreement and a translation thereof, the English version will govern.

15.10

Counterparts. This Agreement may be executed in three (3) counterparts, each of them will be deemed an original Agreement for all purposes and both of which will constitute one and the same instrument.

“Proxima Beta” (Company Seal)

By:	/s/ Authorized representative
Name:	Authorized representative
Title:

Date:

“VNG” (Company Seal)

By:	/s/ Le Hong Minh
Name:	Le Hong Minh
Title:	CEO

Date:

“VNG Singapore”

By:	/s/ Nguyen Thi Phuong Thuy
Name:	Nguyen Thi Phuong Thuy
Title:	Head of Legal

Date:

Table of Appendices

Appendix A	Implementation Plan

Appendix B	Operation Service Standard Practice, Emergency and Anti-hacking

Appendix C	Proxima Trademark Usage Guidelines

Appendix D	KPI Data Report

[Note: Certain schedules and appendices to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request, however, the Registrant may request confidential treatment of omitted items.]

Schedule I

Fees

[***]